Exhibit 99.1
Media: Mardi Larson, 612-928-0202
Financial: James Grant, 785-559-5321
COLLECTIVE BRANDS, INC. PROMOTES DOUGLAS BOESSEN TO DIVISION SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
TOPEKA, Kan., Dec. 1, 2008 — Collective Brands, Inc. (NYSE: PSS) announced today that it has promoted Douglas G. Boessen to division senior vice president, chief financial officer and treasurer.
Boessen replaces Ullrich Porzig, who retired this fall, and now reports to Doug Treff, chief administrative officer for the company.
“Doug has held a series of leadership roles with increasing responsibility within our finance organization for nearly a decade, and has demonstrated strong financial discipline and acumen,” said Douglas Treff, executive vice president and chief administrative officer, Collective Brands. “We look forward to his continued leadership and expertise as we continue to grow and expand our company’s presence domestically and in the global marketplace.”
Boessen previously served as vice president, corporate controller, since January 2004. From 2000 to 2004, he was vice president, financial planning and analysis and from 1999 to 2000 he served as associate controller for the company. Prior to joining the organization, he served as senior manager at Arthur Andersen LLP. Boessen holds a bachelor’s of business administration in accounting from Central Missouri State University.
Collective Brands, Inc. (NYSE: PSS), headquartered in Topeka, Kan., is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The company operates three strategic units covering a powerful brand portfolio, as well as multiple price points and selling channels including retail, wholesale, ecommerce and licensing. Collective Brands, Inc. includes Payless ShoeSource, also headquartered in Topeka, focused on democratizing fashion and design in footwear and accessories through its more than 4,500-store retail chain, with its brands American Eagle™, Airwalk®, Dexter®, Champion® and designer collections Abaeté for Payless™, Lela Rose for Payless™ and alice + olivia for Payless™, Patricia Field for Payless™, among others; Stride Rite, based in Lexington, Mass., focused on lifestyle and athletic branded footwear and high-quality children’s footwear sold primarily through wholesaling, with its brands including Stride Rite®, Keds®, Sperry Top-Sider®, Robeez®, and Saucony®, among others; and Collective Licensing International, Englewood, Colo., the brand development, management and global licensing unit, with such youth lifestyle brands as Airwalk®, Vision Street Wear®, Lamar®, Sims®, LTD®, genetic®, Dukes™, Rage®, Ultra-Wheels®, and Skate Attack®. Information about, and links for shopping on, each of the Collective Brand’s units can be found at http://www.collectivebrands.com.
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